UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2017

REDHAWK HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54323

(Commission file number)

20-3866475

(I.R.S. Employer Identification No.)

120 Rue Beauregard, Suite 206, Louisiana 70508

(Address of principal executive offices) (Zip Code)

(337)269-5933

(Company’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 11, 2017, RedHawk Holdings Corp. (the “Company” or “RedHawk”) completed a share transfer agreement (“Share Transfer Agreement”) with Scarlett Pharma Limited (“Scarlett”), its affiliate, Warwick Healthcare Limited (“Warwick”) and the shareholders of Scarlett and Warwick.

Under the terms of the Share Transfer Agreement, amongst other consideration, RedHawk Pharma UK Limited (“RedHawk Pharma”), a wholly-owned subsidiary of RedHawk, assumed approximately $370,000 of obligations due to EcoGen Europe Limited (“EcoGen”) by Warwick in exchange for which (i) Warwick transferred to RedHawk Pharma 247,269 preference shares in EcoGen; (ii) Scarlett surrendered 10,000,000 shares of RedHawk common stock (“RedHawk Shares”); and, (iii) the shareholders of Scarlett and Warwick paid RedHawk certain cash consideration.

With the completion of the Share Transfer Agreement, RedHawk Pharma now owns approximately $545,000 of preference shares and 75% of the common shares in EcoGen. The Company said it is evaluating the possibility of converting its EcoGen preference shares into additional common shares to further increase its common stock ownership in EcoGen.

The RedHawk Shares were issued to Scarlett in connection with the Company’s initial March 2016 investment in EcoGen are being returned into the Company’s treasury.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by RedHawk Holdings Corp. on December 11, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2017	RedHawk Holdings Corp.
	By:	/s/ G. Darcy Klug
	Name:	G. Darcy Klug
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by RedHawk Holdings Corp. on December 11, 2017